EXHIBIT 10.47

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Second Amendment”) is made this 11th day of July, 2011 (the “Second Amendment Effective Date”) by and between SI 34, LLC, a California limited liability company, having an address at 10600 N. De Anza Blvd., Suite 200, Cupertino, California 95014 (“Landlord”), as successor in interest to Sobrato Interests, a California limited partnership, and Affymetrix, Inc., a Delaware corporation, as successor in interest by merger to Affymetrix, Inc., a California corporation (“Tenant”);

WITNESSETH

WHEREAS Landlord and Tenant are the current parties to that certain lease dated May 31, 1996 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated July 3, 2002, (collectively, the “Existing Lease”), for the building commonly referred to as 3450 Central Expressway, Santa Clara, California ("Premises"); and

WHEREAS effective as of the Second Amendment Effective Date Landlord and Tenant wish to modify the Existing Lease to: (i) extend the Expiration Date; (ii) specify the Base Monthly Rent installments due during the extended Lease Term; and (iii) make certain additional modifications to the Existing Lease;

NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, the Existing Lease is amended as follows:

1. The Lease Expiration Date is changed from August 31, 2013 to August 31, 2023. The period of time commencing September 1, 2013 (the “Extension Commencement Date”) to August 31, 2023 shall be deemed the “Extension Term.”

2. Upon the Extension Commencement Date, Base Monthly Rent shall be paid in accordance with the following schedule:
September 1, 2013 through August 31, 2014	$74,844 per month
September 1, 2014 through August 31, 2015	$77,089 per month
September 1, 2015 through August 31, 2016	$79,402 per month
September 1, 2016 through August 31, 2017	$81,784 per month
September 1, 2017 through August 31, 2018	$84,238 per month
September 1, 2018 through August 31, 2019	$86,765 per month
September 1, 2019 through August 31, 2020	$89,368 per month
September 1, 2020 through August 31, 2021	$92,049 per month
September 1, 2021 through August 31, 2022	$94,810 per month
September 1, 2022 through August 31, 2023	$97,654 per month

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3. The parties agree that the condition of the Premises existing as of the Second Amendment Effective Date is as set forth in Exhibit A.  Notwithstanding paragraph 7 of the Original Lease, all Alterations (including the Initial Improvements), and installation of equipment by Tenant, which occurred prior to the Second Amendment Effective Date, as well as the Alterations as set forth in Exhibit B, shall not be subject to removal at the expiration of the Lease. By execution of this Second Amendment, Landlord hereby consents to the Alterations as set forth in Exhibit B.  However, other than as set forth in Exhibit B, all Alterations and installations of equipment by Tenant which occur  from and after the Second Amendment Effective Date shall continue to be subject to all of the terms and conditions of the Lease relating to Alterations and surrender of the Premises, except that at the time Tenant requests Landlord’s consent to any such Alterations and installations Tenant may also request that Landlord notify Tenant in writing when it consents as to whether or not Landlord will require Tenant to remove such Alterations or equipment at the expiration or earlier termination of the Lease and cause any damage to the Premises resulting from such removal to be repaired and restored as described in the Lease, and in such case if Landlord fails to notify Tenant in writing at the time of granting of any such consent as to whether or not Landlord will require Tenant to remove such Alterations or equipment at the expiration of earlier termination or the Lease and cause any damage to the Premises resulting from such removal to be repaired and restored as described in the Lease, then Landlord shall be deemed to have elected to require such removal, repair and restoration.

4. As an inducement by Landlord to Tenant to enter into this Second Amendment, and in consideration for Tenant performing all of its obligations under the Lease during the Extension Term, Tenant shall not be required to pay Base Monthly Rent for the period commencing August 1, 2011 and continuing up to and including March 14, 2012 so long as the Lease is not terminated during the Extension Term due to Tenant’s default under the Lease. If the Lease terminates prior to the expiration of the Extension Term due to Tenant’s default, then all Base Monthly Rent for the period from August 1, 2011 up through and including March 14, 2012 shall immediately become due and payable by Tenant to Landlord. All other sums due under the Lease, and as modified by this Second Amendment, shall remain unchanged.

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5. Landlord and Tenant each represents to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment except for CBRE (the “Broker”), and that it knows of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Second Amendment.  Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Broker. Landlord shall pay the Broker a commission by reason of this Second Amendment pursuant to a separate agreement between Landlord and the Broker.

6.
Notwithstanding anything to the contrary in the Existing Lease, Landlord and Tenant hereby agree that the Existing Lease shall be modified and supplemented as follows effective as of the Second Amendment Effective Date:

(a)	Option to Extend Lease Term.

(i)
   Paragraph 36(A) of the Original Lease shall be modified by deleting the first three (3) sentences and replacing them with the following:  “Landlord hereby grants to Tenant, upon and subject to the terms and conditions set forth in this paragraph, two (2) options (each an “Option”) to extend the Lease Term,  each for an additional term of five (5) years (each, an “Option Term”), with the first Option Term commencing immediately following the then scheduled Expiration Date, and the second Option Term commencing immediately following the then scheduled expiration of the first Option Term.  Each Option Term shall be exercised, if at all, by written notice to Landlord no earlier than eighteen (18) months and no later than twelve (12) months prior to the expiration date of the then current term. If Tenant fails to timely exercise the Option for the first Option Term, the Option for the second Option Term shall automatically terminate and be of no further force or effect.  If Tenant timely exercises an Option for an Option Term, each of the terms, covenants and conditions of this Lease except this paragraph shall apply during such Option Term as though the expiration date of such Option Term was the date originally set forth herein as the Expiration Date, provided that the Base Monthly Rent to be paid shall be ninety-five percent (95%) of the Fair Market Rental, as hereinafter defined, for the Premises for such Option Term.”

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(ii)
   The definition of “Fair Market Rental” in the Original Lease is replaced by the following:  “As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the (i) current use and other potential uses of the Premises, as determined by the rents then obtainable for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building and (ii) the credit standing and financial stature of the Tenant. The appraisers shall be advised that the Base Monthly Rent to be paid by Tenant during the Option Term will be ninety five percent (95%) of the Fair Market Rental determined by the appraisers for the Premises, and the appraisers shall be instructed that in determining Fair Market Rental the appraisers shall not factor in any discount for costs which Landlord will not incur in the event Tenant exercises its Option such as (i) brokerage commissions, (ii) tenant improvement or relocation allowances, (iii) vacancy costs, and (iv) other concessions or inducements.”

(iii)
   The last two (2) sentences of Original Lease paragraph 36(B) are hereby amended to read as follows:  “If the amount of Fair Market Rental as finally determined pursuant to paragraph 36(C) below is greater than Landlord’s determination, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the amount that is ninety five percent (95%) of the Fair Market Rental determined by Paragraph 36(C) below.  If the amount of Fair Market Rental as finally determined pursuant to Paragraph 36(C) below is less than Landlord’s determination, the difference between the amount paid by Tenant and the amount that is ninety five percent (95%) of the Fair Market Rental as so determined in Paragraph 36(C) below shall be credited against the next installments of rent due from Tenant to Landlord hereunder.”

(iv)	All other terms and conditions of paragraph 36 of the Original Lease shall continue to apply.

(b)
Permitted Alterations.  The second paragraph of paragraph 9 of the Original Lease is hereby amended by deleting the references to “$15,000” and “$50,000” and replacing such amounts with “$50,000” and $100,000”, respectively.

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(c)
Maintenance of Premises.  The parties agree that Landlord shall repair and maintain existing, and install additional, exterior lighting in the Project (outside of the Premises) as soon as practicable after the Second Amendment Effective Date (“Exterior Lighting Repair”).  The parties agree that the entire cost of such Exterior Lighting Repair shall be included as Common Area Costs, Tenant shall pay Tenant’s Allocable Share of the costs of such Exterior Lighting Repair in accordance with the Lease, and Tenant’s Allocable Share shall not be subject to the Seventy Five Thousand Dollar ($75,000) cap described in subparagraph (d) immediately below.

(d)
Capital Replacement.  Notwithstanding the provisions of paragraph 10 of the Original Lease, except for the replacement of the HVAC systems (as to which Tenant shall bear all of the costs of replacement of HVAC systems that cannot be repaired or that are beyond their useful lives during the term of the Lease, including all repairs and alterations required to accommodate the new HVAC systems),  and except for the Exterior Lighting Repair costs (which shall be governed by paragraph 5(c) of this Second Amendment), in the event any other single replacement under Original Lease paragraph 10(B) or 10(E) would be properly capitalized under generally accepted accounting principles, then (i) as to such a replacement under Original Lease paragraph 10(B), if Tenant’s Allocable Share of the cost of such replacement is more than Seventy Five Thousand Dollars ($75,000), then Tenant shall only be required to pay the first Seventy Five Thousand Dollars ($75,000) of Tenant’s Allocable Share of such cost plus that portion of the remaining portion of Tenant’s Allocable share of such cost equal to the product of such remaining portion multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term (prorated as to partial years), and the denominator of which is the useful life (in years, and prorated as to partial years) of the replacement; and (ii) as to such a replacement under Original Lease paragraph 10(E), if such replacement costs in excess of Seventy Five Thousand Dollars ($75,000), Tenant shall only be required to pay the first Seventy Five Thousand Dollars ($75,000) of the cost plus that portion of the remaining cost equal to the product of such total remaining cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term (prorated as to partial years), and the denominator of which is the useful life (in years, and prorated as to partial years) of the replacement.

7. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

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8. Except as hereby amended, the Existing Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect.  In the event of conflict or inconsistency between the terms and provisions of this Second Amendment and the terms and provisions of the Existing Lease, the terms and provisions of this Second Amendment shall prevail.  Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Existing Lease. From and after the Second Amendment Effective Date, “Lease” shall mean the Existing Lease as amended by this Second Amendment.

[Signatures appear on the next page]

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IN WITNESS WHEREOF, the parties hereto have set their hands to this Second Amendment as of the day and date first above written.

Landlord                                                                                                                  Tenant
SI 34, LLC,                                                                                                               Affymetrix, Inc.,
a California limited liability company                                                                  a Delaware corporation

By:Sobrato Interests 1,                                                                                    By: /s/ Timothy C. Barabe
a California limited partnership                                                                Timothy C. Barabe
Its:Sole Member                                                                                                Its: Executive Vice President and Chief Financial Officer

           By:Sobrato Development Companies, LLC,
                      a California limited liability company
                      Its:General Partner

                      By:     /s/ John Michael Sobrato
                                 John Michael Sobrato
                                 Its:Manager

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Exhibit A

Existing Floor Diagram

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Exhibit B

Diagram of Proposed Alterations

3450 Central Expy, Santa Clara

Proposed Tenant Improvements

1.	Engineering Lab Room 740

-	Replace existing raised floor to one level VCT flooring
-	Replace ceiling tiles to vinyl coated type
-	Remove FM 200 and pre-action system
-	Remove excess electrical panels

2.	Chemistry Lab Rooms 729 – 731, and Area 727

-	Addition of 5 Fume Hoods
-	Replace existing carpet flooring to VCT in 727 Area
-	Add casework in 727 area

3.	Lab areas 732 and 733

-	Add wall with door separating Labs 732 and 733
-	Add exit door in Lab 733 to Office Area 734
-	Add door separating Lab 732 from Office Area 734